UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2015

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road NE, Suite 210

Atlanta, Georgia 30328

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 11, 2015, Ocwen Financial Corporation (the “Company”) issued a press release announcing that the Company has filed its Annual Report on Form 10-K for the year ended December 31, 2014 without a qualification as to its ability to operate as a going concern. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company has reported a net loss of $(469.6) million, or $(3.60) per share, for the year ended December 31, 2014, compared to previously released preliminary financial results for 2014 of a net loss of ($546.0) million, or ($4.18) per share. The change from the previously released preliminary financial results was due to the reversal of a potential valuation allowance of approximately $77 million against its remaining deferred tax asset, which, as previously discussed in the Company’s press release of April 14, 2015, reflected a conservative view of the Company’s results and financial position based on information available as of that date.

The information contained under Item 2.02 in this Current Report, including Exhibit 99.1, is being furnished and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2015, the Board of Directors (the “Board”) of the Company appointed Alan J. Bowers to the Board to serve until the Company’s next annual meeting of shareholders and until his successor is duly elected and qualified. Also on May 11, 2015, the Board fixed the number of directors comprising the Board at eight. The Board’s Nomination/Governance Committee and the Board have determined that Mr. Bowers is an independent director under the listing standards of the New York Stock Exchange.

Alan J. Bowers, 60, has since December 2010 served as a director of Walker & Dunlop, Inc., a publicly traded commercial real estate finance company, as Lead Director and on the Audit Committee, and Nominating and Corporate Governance Committee (Chairman). Mr. Bowers also serves on the Board and as Audit Committee Chairman of La Quinta Inns & Suites, a publicly traded hotel chain and American Achievement Corp., a privately held manufacturer and distributer of graduation products. Mr. Bowers is also a board member of Quadel Consulting Corp., a privately held government contract manager and consulting firm.

Prior to Mr. Bowers’ retirement in 2005, Mr. Bowers was the President and Chief Executive Officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001-2004. Previously, Mr. Bowers was the President and Chief Executive Officer and a board member of MarketSource Corporation, a marketing and sales support service firm, and of MBL Life Assurance Corporation, a life insurance company. Mr. Bowers also served on the boards and as Audit Committee Chairman of Refrigerated Holdings, Inc., a temperature controlled logistics firm, Roadlink Inc., a trucking and logistics company, and Fastfrate Holdings, Inc., a Canadian trucking and logistics company. Mr. Bowers has been a certified public accountant since 1978 and served as Staff Auditor, Audit Partner and Managing Partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P., and as a Staff Accountant with Laventhol & Horwath, CPAs.

Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Master’s in Business Administration from St. John’s University.

Mr. Bowers will receive compensation for his services as a director in accordance with the Company’s standard compensation program for non-management directors, which provides for an annual retainer of $60,000 paid in cash and an annual award of restricted shares of common stock valued at $80,000.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description

99.1	Press release of Ocwen Financial Corporation dated May 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: May 12, 2015	By:	/s/ Michael R. Bourque, Jr.
Michael R. Bourque, Jr.
Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)